Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER 2014 RESULTS

Announces Record First Six Months EPS and

Raises Full Year Guidance

LAKE SUCCESS, N.Y., Feb. 6, 2014 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter of its fiscal year 2014. Results for the three months ended December 31, 2013 compared with the same period last year were as follows:

•	Recurring revenues increased 9% to $344 million from $317 million

•	Recurring revenue closed sales were up 13% to $23 million from $20 million

•	Total Revenues increased 6% to $521 million from $493 million

•	Non-GAAP Net earnings increased 43% to $31 million from $22 million

•	GAAP Net earnings increased 75% to $28 million from $16 million

•	Non-GAAP Diluted earnings per share increased 47% to $0.25 from $0.17

•	GAAP Diluted earnings per share increased 69% to $0.22 from $0.13

Commenting on the results, Richard J. Daly, President and Chief Executive Officer, said, “I am very pleased with our second quarter and record year-to-date EPS results. Our strong recurring revenue performance coupled with improved productivity from strategic initiatives puts us in a position to raise our full year guidance. We are raising our Non-GAAP Diluted earnings per share guidance range to $2.15 to $2.25 from a range of $2.00 to $2.10 and have increased our free cash flow guidance to approximately $300 million, the mid-point of the guidance range. Our raised guidance anticipates that we will continue to benefit from the current favorable market-based activities. Our first six months’ financial performance has also enabled us to accelerate strategic investments to be made this year into our solutions related to the three key macro-trends that Broadridge is uniquely positioned to address: the digitalization of investor communications; cost/capability mutualization; and intelligence created from our unique data.” Mr. Daly concluded, “We are confident in raising our full year guidance as a result of the top and bottom line growth contributions from both of our segments and the anticipated ongoing positive market conditions. Our strong performance raises our confidence in achieving our stated journey goal of attaining sustainable top quartile stockholder performance for years to come.”

Financial Results for Second Quarter Fiscal Year 2014

For the second quarter of fiscal year 2014, revenues increased 6% to $521 million, as compared to $493 million for the prior year period. The increase was driven by a positive contribution from recurring fee revenues of approximately $28 million including Net New Business (defined as closed sales less client losses) and internal growth factors. GAAP Pre-tax margins of 8.2% increased as compared to 5.0% for the previous fiscal year, primarily due to higher revenues and operating leverage coupled with the positive impact of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins of 9.3% increased as compared to 6.9% for the same period last year.

For the second quarter of fiscal year 2014, GAAP Net earnings increased 75% to $28 million, as compared to $16 million for the prior year period, primarily due to higher revenues and operating leverage coupled with the positive impact of improved productivity from strategic initiatives. Non-GAAP Net earnings were $31 million compared to $22 million for the same period last year. GAAP Diluted earnings per share increased to $0.22 per share, compared to $0.13 per share in the second quarter of fiscal year 2013. Non-GAAP Diluted earnings per share were $0.25 compared to $0.17 per share for the same period last year. Acquisition Amortization and Other Costs decreased our GAAP Diluted earnings per share by $0.03, for both the three months ended December 31, 2013 and 2012.

In addition, during the second quarter, the Company repurchased approximately 0.1 million shares of Broadridge common stock at an average price of approximately $38.82 per share.

Analysis of Second Quarter Fiscal Year 2014

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $19 million, or 6%, to $346 million in the second quarter of fiscal year 2014 compared to $327 million in the second quarter of fiscal year 2013. Higher recurring revenues contributed $17 million and higher distribution revenues contributed $2 million to the increase in revenues. The positive contribution from recurring fee revenues was driven primarily by Net New Business and continued higher than expected internal growth from market-based activities. Pre-tax margins increased by 1.0 percentage point to 6.0% as a result of higher recurring revenues.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased $10 million, or 6%, to $174 million in the second quarter of fiscal year 2014 compared to $164 million in the second quarter of fiscal year 2013. The increase was the result of a 5% increase in Net New Business coupled with an increase in equity trade volumes to 953,000 trades per day. Pre-tax margins increased, as expected, by 7.7 percentage points to 19.9% as a result of operating leverage and improved productivity from strategic initiatives.

Other

Pre-tax loss increased by $2 million in the second quarter of fiscal year 2014, primarily due to higher interest expense on our Long-term borrowings.

Financial Results for Year-to-Date Fiscal Year 2014

For the six months ended December 31, 2013, revenues increased $77 million, or 8%, to $1,066 million, compared to $989 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $60 million including Net New Business, higher distribution revenues of $12 million and higher event-driven fee revenues of $9 million. Fluctuations in foreign currency exchange rates negatively impacted revenues by $4 million. GAAP Pre-tax margins of 10.5% increased as compared to 5.4% for the previous fiscal year, primarily due to higher revenues and operating leverage coupled with the positive effect of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins of 11.6% increased as compared to 7.0% for the same period last year.

For the six months ended December 31, 2013, GAAP Net earnings from continuing operations of $72 million increased 111% compared to $34 million in the comparable period last year. Non-GAAP Net earnings from continuing operations were $79 million compared to $44 million in the prior year period. GAAP Diluted earnings per share from continuing operations increased to $0.58 per share compared to $0.27 per share for the comparable period last year. Non-GAAP Diluted earnings per share from continuing operations were $0.64 per share compared to $0.35 per share for the comparable period last year. Acquisition Amortization and Other Costs decreased our GAAP Diluted earnings per share by $0.06, for both the six months ended December 31, 2013 and 2012.

During the first six months of fiscal year 2014, our recurring revenue closed sales of $38 million increased 12% from last year’s comparable period. Free cash flow was $60 million. In addition, the Company repurchased approximately 0.4 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $33.22 per share, and there remain approximately 6.2 million shares available for purchase under the stock repurchase plan as of December 31, 2013.

Fiscal Year 2014 Financial Guidance

We are raising our full year guidance provided in August 2013. We now anticipate:

•	Recurring revenue growth in the range of 7% to 8%, and Total Revenue growth in the range of 4% to 5%

•	Non-GAAP Pre-tax margins in the range of 16.4% to 17.0%, and GAAP Pre-tax margins in the range of 15.5% to 16.1%

•

Non-GAAP Diluted earnings per share in the range of $2.15 to $2.25, and GAAP Diluted earnings per share in the range of $2.03 to $2.13, based on diluted weighted-average shares outstanding of approximately 124 million shares

•	Free cash flow in the range of approximately $275 million to $325 million

•	Recurring revenue closed sales in the range of $110 million to $150 million

The Non-GAAP Pre-tax margins and Diluted earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt, or share repurchases.

Explanation of the Company’s Use of Non-GAAP Financial Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. In addition, Broadridge believes this Non-GAAP information helps investors understand the effect of these items on reported results and provides a better representation of the Company’s actual performance. Accompanying this release is a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Net earnings, Diluted earnings per share and Pre-tax margins excluding the impact of Acquisition Amortization and Other Costs and Restructuring Charges are Non-GAAP measures. Our fiscal year 2014 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, and our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs and Restructuring Charges. The Company expects to incur certain restructuring and reorganization costs during fiscal year 2014 as part of its normal business operations and may adjust its GAAP earnings results to the extent such restructuring and reorganization costs are significant. To date, the Company has incurred $2.4 million in such costs and deems these costs to be part of our normal business operations. Free cash flow is a Non-GAAP measure and is defined by the Company as cash flow from operating activities, less capital expenditures and purchases of intangibles.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other transaction costs associated with the Company’s acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and six months ended December 31, 2013 and 2012, respectively.

Restructuring Charges

For both the three and six months ended December 31, 2012, there were $4 million in pre-tax charges primarily related to severance costs resulting from the termination of the outsourcing services agreement between the Company and Penson Worldwide, Inc. These charges were recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and six months ended December 31, 2012.

Earnings Conference Call

An analyst conference call will be held today, Thursday, February 6th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings, and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds, and corporate issuers globally. Broadridge’s investor communications, securities processing, and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,”

“anticipates,” “estimates,” “we believe,” “could be,” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2014 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2013 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Managing Director, Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenues	$520.6	$493.2	$1,065.8	$989.0

Cost of revenues	385.1	387.6	782.6	777.6
Selling, general and administrative expenses	86.0	77.2	159.5	150.1
Other expenses, net	6.8	3.7	11.7	8.0

Total expenses	477.9	468.5	953.8	935.7

Earnings before income taxes	42.7	24.7	112.0	53.3
Provision for income taxes	15.1	8.9	40.0	19.2

Net earnings	$27.6	$15.8	$72.0	$34.1

Basic earnings per share	$0.23	$0.13	$0.60	$0.28

Diluted earnings per share	$0.22	$0.13	$0.58	$0.27

Weighted-average shares outstanding:
Basic	119.2	122.0	119.1	123.0
Diluted	124.1	125.5	123.6	126.3
Dividends declared per common share	$0.21	$0.18	$0.42	$0.36

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	December 31, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$240.3	$266.0
Accounts receivable, net of allowance for doubtful accounts of $2.2 and $3.7, respectively	336.0	442.4
Other current assets	110.9	98.6

Total current assets	687.2	807.0
Property, plant and equipment, net	87.0	80.9
Goodwill	812.9	778.4
Intangible assets, net	120.9	120.6
Other non-current assets	231.0	231.3

Total assets	$1,939.0	$2,018.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$96.6	$143.1
Accrued expenses and other current liabilities	192.2	277.2
Deferred revenues	55.1	49.2

Total current liabilities	343.9	469.5
Long-term debt	524.1	524.5
Deferred taxes	64.4	71.2
Deferred revenues	53.0	40.2
Other non-current liabilities	96.1	96.8

Total liabilities	1,081.5	1,202.2

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 shares and 154.5 shares, respectively; outstanding, 119.2 and 119.0 shares, respectively	1.6	1.6
Additional paid-in capital	798.8	783.0
Retained earnings	833.2	811.3
Treasury stock, at cost; 35.3 and 35.5 shares, respectively	(784.2)	(784.1)
Accumulated other comprehensive income	8.1	4.2

Total stockholders’ equity	857.5	816.0

Total liabilities and stockholders’ equity	$1,939.0	$2,018.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Investor Communication Solutions	$345.9	$326.8	$722.1	$666.3
Securities Processing Solutions	174.1	163.8	342.8	317.7
Foreign currency exchange	0.6	2.6	0.9	5.0

Total	$520.6	$493.2	$1,065.8	$989.0

	Earnings (Loss) before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Investor Communication Solutions	$20.7	$16.5	$61.6	$43.7
Securities Processing Solutions	34.6	20.0	66.3	29.4
Other	(17.3)	(15.1)	(25.3)	(27.0)
Foreign currency exchange	4.7	3.3	9.4	7.2

Total	$42.7	$24.7	$112.0	$53.3

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Adjusted Earnings before income taxes (Non-GAAP)	$48.3	$34.1	$123.4	$68.9
Acquisition Amortization and Other Costs	(5.6)	(5.8)	(11.4)	(11.3)
Restructuring Charges	—	(3.6)	—	(4.3)

Earnings before income tax (GAAP)	$42.7	$24.7	$112.0	$53.3

Adjusted Pre-tax margins (Non-GAAP)	9.3%	6.9%	11.6%	7.0%
Pre-tax margins (GAAP)	8.2%	5.0%	10.5%	5.4%

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Adjusted Net earnings (Non-GAAP)	$31.2	$21.8	$79.3	$44.1
Acquisition Amortization and Other Costs, net of taxes	(3.6)	(3.7)	(7.3)	(7.2)
Restructuring Charges, net of taxes	—	(2.3)	—	(2.8)

Net earnings (GAAP)	$27.6	$15.8	$72.0	$34.1

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Adjusted Diluted earnings per share (Non-GAAP)	$0.25	$0.17	$0.64	$0.35
Acquisition Amortization and Other Costs, net of taxes	(0.03)	(0.03)	(0.06)	(0.06)
Restructuring Charges, net of taxes	—	(0.01)	—	(0.02)

Diluted earnings per share (GAAP)	$0.22	$0.13	$0.58	$0.27

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT Reconciliation

(In millions)

	Q2 YTD FY14	FY14 Guidance Range
	Actual	Low	High
Adjusted EBIT (Non-GAAP)	$124	$417	$437
Acquisition Amortization and Other Costs	11	23	23
Interest and Other	(12)	(25)	(25)

Total Adjusted EBT (Non-GAAP)	123	414	434
Acquisition Amortization and Other Costs	(11)	(23)	(23)
Restructuring Charges	—	—	—

Total EBT (GAAP)	$112	$392	$412

Adjusted EBIT margins (Non-GAAP)	11.7%	16.5%	17.1%
Adjusted EBT margins (Non-GAAP)	11.6%	16.4%	17.0%
EBT margins (GAAP)	10.5%	15.5%	16.1%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2014 Guidance

(In millions, except per share amounts)

	FY14 Guidance Range (a)
	Low	High
Adjusted Earnings before income taxes (Non-GAAP)	$414	$434
Acquisition Amortization and Other Costs	(23)	(23)

Earnings before income taxes (GAAP)	$392	$412

Adjusted Pre-tax margins (Non-GAAP)	16.4%	17.0%
Pre-tax margins (GAAP)	15.5%	16.1%

	FY14 Guidance Range (a)
	Low	High
Adjusted Diluted earnings per share (Non-GAAP)	$2.15	$2.25
Acquisition Amortization and Other Costs	(0.12)	(0.12)

Diluted earnings per share (GAAP)	$2.03	$2.13

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Q2 YTD FY14	FY14 Guidance Range (a)
	Actual	Low	High
Net Earnings (GAAP)	$72	$252	$265
Depreciation and amortization (includes other LT assets)	46	100	110
Stock-based compensation expense	15	33	35
Other	(4)	(5)	5

Subtotal	129	380	415
Working capital changes	(40)	(5)	5
Long-term assets & liabilities changes	2	(35)	(35)

Net cash flow provided by operating activities	91	340	385
Cash Flows From Investing Activities
Capital expenditures and software purchases	(31)	(65)	(60)

Free cash flow (Non-GAAP)	$60	$275	$325

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.